Akumin Announces Second Quarter 2023 Results, Revised FY23 Financial Outlook and Establishment of Special Committee
August 9, 2023 – Plantation, FL – Akumin Inc. (NASDAQ/TSX: AKU) (“Akumin” or the “Company”), a national partner of choice for U.S. hospitals, health systems and physician groups, with comprehensive solutions addressing outsourced radiology and oncology service-line needs, announced today its financial results for the quarter ended June 30, 2023.
Second Quarter 2023 Highlights
•Akumin delivered second quarter same-store volume performance on a consolidated basis as follows:
o+3.1% for MRI
o+16.5% for PET/CT
o+3.4% for Oncology Patient Starts
•The Company reported revenue totaling $184.8 million for the second quarter, a $7.3 million or 4% decrease over the second quarter of last year.
•Net loss was $96.4 million for the second quarter, an increase in net loss of $70.3 million, compared to the prior year period. This quarter’s net loss included a goodwill impairment charge of $53.5 million related to the Radiology division.
•Akumin generated $26.5 million of Adjusted EBITDA* (as defined below) for the second quarter, an $11.7 million or 31% decrease over the second quarter of last year.
*For a reconciliation of Adjusted EBITDA, which is a non-GAAP measure, to the most directly comparable GAAP financial measure, please see "Reconciliation of Non-GAAP Financial Measures".

Summary Consolidated Financial Results (in thousands, except for per share amounts)

	3-month period ended June 30, 2023	3-month period ended June 30, 2022	6-month period ended June 30, 2023	6-month period ended June 30, 2022
Total MRI Scans	221	225	438	439
Total PET-CT Scans	37	33	72	65
Total Oncology Patient Starts	2.523	2.588	5.133	5.132
Revenue	$184,840	$192,128	$372,432	$378,391
Net Loss	($96,411)	($26,079)	($125,601)	($52,511)
Adjusted EBITDA (1)	$26,527	$38,184	$59,668	$70,202
EPS –Diluted	$(1.07)	$(0.34)	$(1.46)	$(0.69)
(1) See “Non-GAAP Measures” below.
Commenting on the quarterly results, Riadh Zine, Chairman and Chief Executive Officer of the Company, said, “We experienced some challenges in the second quarter of 2023 that negatively impacted our financial results. Relative to the second quarter of last year, our Adjusted EBITDA was effected by the following: i) radiology revenues were down $4.6 million mainly due to the ongoing closure of our Port Charlotte facility and delays in equipment delivery for new mobile customers; ii) our oncology revenues were down $2.7 million due to reduced revenues from a certain customer related to an unresolved contract discrepancy, and delayed collections related to isolated customer liquidity issues; and iii) our expenses increased $3.9 million largely due to an increase in the cost and use of specialty tracers as well as general cost inflation, particularly in medical supplies. In addition, despite some early signs of improvement in first quarter of 2023, we continue to face an ongoing labor shortage in certain geographic markets, particularly with respect to clinical staff, which negatively impacted our ability to deliver higher same-store volume growth.
“Notwithstanding the operational challenges we face, we remain focused on the digitization of our business and the deployment of our remote clinical capabilities, which together with business development initiatives we have underway, will deliver significant benefits in 2024 and beyond. We continue to see strong demand for our services and significant partnership interest from hospitals and health systems which underscores the value of the Akumin platform.” Zine continued.
Revised Full-Year 2023 Financial Outlook
Commenting on the financial outlook for the full year ending December 31, 2023, Zine said, “We have revised our 2023 financial guidance given the challenges experienced during this quarter and assumed that we will continue to be negatively impacted for the balance of 2023. Our updated guidance also includes a reduction in capital expenditures to reflect certain equipment delivery delays and to ensure optimal and efficient deployment of equipment. While we remain confident that our platform will deliver results as we originally anticipated in our previous 2023 guidance, we now expect that performance will not be achieved until 2024, and as a result the revised financial results of the Company for 2023 will be as follows:

Akumin Full-Year 2023 Guidance
Revenue	$740-750mm
Adjusted EBITDA (1)	$120-130mm
Capex (2)	$40-$50mm

(1) See “Non-GAAP Measures” below.
(2) Including $26mm of growth Capex.

The Company also notes that its Board of Directors has formed a Special Committee to explore strategic initiatives related to its capital structure. The Special Committee is diligently evaluating potential solutions. There can be no assurance that the Special Committee’s review process will result in any transaction or other alternative and there is no set timetable for the strategic review process and the Company does not intend to provide updates unless or until the Board of Directors approves a specific action or otherwise determines that disclosure is appropriate or necessary.
Unless otherwise indicated, all amounts are expressed in U.S. dollars. Certain metrics, including those expressed on an adjusted or comparable basis, are non-GAAP measures. See “Non-GAAP Measures” and “Selected Consolidated Financial Information” of this press release for further details.
Investor Presentation
Akumin would like to invite interested parties to an investor presentation to be held on Thursday, August 10, 2023 from 8:30 a.m. to 9:30 a.m. Eastern Time where management will discuss the second quarter results.
Conference call details:
Date:                8:30 a.m. Eastern Time, Thursday, August 10, 2023
Click to join by phone:        https://akum.in/Q2-2023-Results-Dial-In-Numbers
Access via webcast:        https://akum.in/Q2-2023-Results-Webcast

North American Toll Free:      888-664-6383
A related presentation will be available from Akumin’s website (www.akumin.com) and at https://akumin.com/investor-relations/events-presentations/. Participants are asked to connect at least 10 minutes prior to the beginning of the call to ensure participation. The webcast archive will be available for 90 days. A replay of the presentation will also be available until Thursday, August 17th, 2023 by calling 416-764-8677 or toll-free 1-888-390-0541, using passcode number 945745.

About Akumin
Akumin is a national partner of choice for U.S. hospitals, health systems and physician groups, with comprehensive solutions addressing outsourced radiology and oncology service-line needs. Akumin provides (1) fixed-site outpatient diagnostic imaging services through a network of 180 owned and/or operated imaging locations; and (2) outpatient radiology and oncology services and solutions to approximately 1,000 hospitals and health systems across 48 states. By combining clinical and operational expertise with the latest advances in technology and information systems, Akumin facilitates more efficient and effective diagnosis and treatment for patients and their providers. Akumin’s imaging procedures include MRI, CT, positron emission tomography (PET and PET/CT), ultrasound, diagnostic radiology (X-ray), mammography, and other interventional procedures; cancer care services include a full suite of radiation therapy and related offerings. For more information, visit www.akumin.com and www.alliancehealthcareservices-us.com.
Non-GAAP Measures
This press release refers to certain non-GAAP measures. These non-GAAP measures are not recognized measures under United States generally accepted accounting principles (“GAAP”) and do not have a standardized meaning prescribed by GAAP. Although the Company provides guidance for adjusted EBITDA, it is not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of net income, including equity-based compensation, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our adjusted EBITDA guidance to net income without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information regarding net income, which could be material to future results.
There is unlikely to be comparable or similar measures presented by other companies. Rather, these non-GAAP measures are provided as additional information to complement those GAAP measures by providing further understanding of our results of operations from management’s perspective. Accordingly, these non-GAAP measures should not be considered in isolation nor as a substitute for analysis of our financial information reported under GAAP. We use non-GAAP financial measures, including “EBITDA”, “Adjusted EBITDA” and “Adjusted EBITDA Margin” (each as defined below). These non-GAAP measures are used to provide investors with supplemental measures of our operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on GAAP measures. We believe the use of these non-GAAP measures, along with GAAP financial measures, enhances the reader’s understanding of our operating results and is useful to us and to investors in comparing performance with competitors, estimating enterprise value, and making investment decisions. We also believe that securities analysts, investors, and other interested parties frequently use non-GAAP measures in the evaluation of issuers. Our management uses non-GAAP measures to facilitate operating performance comparisons from period to period, to prepare annual operating budgets and forecasts and to determine components of management compensation. Reconciliations of non-GAAP measures to the relevant reported measures can be found in "Reconciliation of Non-GAAP Financial Measures" and in our Form 10-Q filed August 9, 2023 available in our public disclosure at www.sec.gov and www.sedar.com.

We define such non-GAAP measures as follows:
“EBITDA” means net income (loss) before interest expense (net), income tax expense (benefit), and depreciation and amortization.

“Adjusted EBITDA” means EBITDA, as further adjusted for impairment charges, restructuring charges, severance and related costs, settlements and related costs (recoveries), stock-based compensation, loss (gain) on sale of accounts receivable, capital structure initiatives, fair value adjustment on derivative, deferred rent expense, and items that we do not consider to be indicative of our core/ongoing operations.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by the total revenue in the period.

Forward-Looking Information
Certain information in this press release constitutes forward-looking information or forward-looking statements. In some cases, but not necessarily in all cases, such statements or information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events.
Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by Akumin as of the date of this press release, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to the factors described in greater detail in the “Risk Factors” section of our Form 10-Q filed August 9, 2023, which is available at www.sec.gov and www.sedar.com. These factors are not intended to represent a complete list of the factors that could affect Akumin; however, these factors should be considered carefully. There can be no assurance that such estimates and assumptions will prove to be correct. The forward-looking statements contained in this press release are made as of the date of this press release, and Akumin expressly disclaims any obligation to update or alter statements containing any forward-looking information, or the factors or assumptions underlying them, whether as a result of new information, future events or otherwise, except as required by law.
For further information:
R. Jeffrey White
Investor Relations
1-866-640-5222
jeffrey.white@akumin.com
<Financial tables follow.>

Selected Consolidated Financial Information

(in thousands)	Three-month period ended June 30, 2023	Three-month period ended June 30, 2022	$ Change	% Change
Revenue	$ 184,840	$ 192,128	$ (7,288)	-4%

Employee compensation	68,302	72,021	(3,719)	-5%
Third party services and professional fees	32,091	29,919	2,172	7%
Rent and utilities	12,780	12,742	38	0%
Reading fees	11,953	11,788	165	1%
Administrative	12,944	11,467	1,477	13%
Medical supplies and other expenses	20,425	16,637	3,788	23%
Depreciation and amortization	35,015	25,200	9,815	39%
Impairment charges	53,460	-	53,460	n/m
Restructuring charges	944	7,244	(6,300)	-87%
Severance and related costs	22	5,559	(5,537)	-100%
Settlements, recoveries and related costs	465	814	(349)	-43%
Stock-based compensation	441	758	(317)	-42%
Other operating expense (income), net	477	586	(109)	-19%
Interest expense	31,164	29,290	1,874	6%
Other non-operating expense (income), net	2,346	(2,335)	4,681	-200%
Loss before income taxes	(97,989)	(29,562)	(68,427)	231%
Income tax benefit	(1,578)	(3,483)	1,905	-55%
Non-controlling interests	241	4,390	(4,149)	-95%
Net loss attributable to common stockholders	$ (96,652)	$ (30,469)	$ (66,183)	217%

(in thousands)	Six-month period ended June 30, 2023	Six-month period ended June 30, 2022	$ Change	% Change
Revenue	$ 372,432	$ 378,391	$ (5,959)	-2%

Employee compensation	139,829	147,148	(7,319)	-5%
Third party services and professional fees	62,920	59,096	3,824	6%
Rent and utilities	25,121	25,219	(98)	0%
Reading fees	23,552	23,286	266	1%
Administrative	23,365	23,091	274	1%
Medical supplies and other expenses	39,275	31,895	7,380	23%
Depreciation and amortization	58,008	49,931	8,077	16%
Impairment charges	53,460	-	53,460	n/m
Restructuring charges	6,680	7,324	(644)	-9%
Severance and related costs	(27)	7,797	(7,824)	-100%
Settlements, recoveries and related costs	1,913	677	1,236	183%
Stock-based compensation	840	1,819	(979)	-54%
Other operating expense (income), net	(274)	579	(853)	-147%
Interest expense	61,861	57,971	3,890	7%
Other non-operating expense (income), net	2,214	(2,011)	4,225	-210%
Loss before income taxes	(126,305)	(55,431)	(70,874)	128%
Income tax benefit	(704)	(2,920)	2,216	-76%
Non-controlling interests	6,199	8,769	(2,570)	-29%
Net loss attributable to common stockholders	$ (131,800)	$ (61,280)	$ (70,520)	115%

Reconciliation of Non-GAAP Financial Measures

(in thousands)	Three-month period ended June 30, 2023	Three-month period ended June 30, 2022
Net loss	$ (96,411)	$ (26,079)
Income tax benefit	(1,578)	(3,483)
Depreciation and amortization	35,015	25,200
Interest expense	31,164	29,290
EBITDA	(31,810)	24,928
Adjustments:
Impairment charges	53,460	-
Restructuring charges	944	7,244
Severance and related costs	22	5,559
Settlements, recoveries and related costs	465	814
Stock-based compensation	441	758
Loss on sale of accounts receivable	922	-
Loss (gain) on disposal of property and equipment, net	(348)	170
Capital structure initiatives	1,912	-
Acquisition-related costs	155	86
Fair value adjustment on derivative	(258)	(1,009)
Deferred rent expense(1)	(43)	247
Other, net	665	(613)
Adjusted EBITDA	$ 26,527	$ 38,184
Revenue	184,840	192,128
Adjusted EBITDA Margin(2)	14%	20%

(1)Deferred rent expense is defined as operating lease cost less operating cash flows from operating leases and adjusted for any prepayments or related items.
(2)Adjusted EBITDA Margin is computed by dividing Adjusted EBITDA by the total revenue in the period.

(in thousands)	Six-month period ended June 30, 2023	Six-month period ended June 30, 2022
Net loss	$ (125,601)	$ (52,511)
Income tax benefit	(704)	(2,920)
Depreciation and amortization	58,008	49,931
Interest expense	61,861	57,971
EBITDA	(6,436)	52,471
Adjustments:
Impairment charges	53,460	-
Restructuring charges	6,680	7,324
Severance and related costs	(27)	7,797
Settlements, recoveries and related costs	1,913	677
Stock-based compensation	840	1,819
Loss on sale of accounts receivable	1,046	-
Loss (gain) on disposal of property and equipment, net	(417)	372
Capital structure initiatives	1,912	-
Acquisition-related costs	298	468
Fair value adjustment on derivative	(301)	(839)
Deferred rent expense(1)	142	579
Other, net	558	(466)
Adjusted EBITDA	$ 59,668	$ 70,202
Revenue	372,432	378,391
Adjusted EBITDA Margin(2)	16%	19%

(1)Deferred rent expense is defined as operating lease cost less operating cash flows from operating leases and adjusted for any prepayments or related items.
(2)Adjusted EBITDA Margin is computed by dividing Adjusted EBITDA by the total revenue in the period.